        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1999
                                                      REGISTRATION NO. 333-83837

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                     TO THE
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                           VION PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                             2836                            13-3671221
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)                  NUMBER)

                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 498-4210
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  ALAN KESSMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           VION PHARMACEUTICALS, INC.
                                 4 SCIENCE PARK
                          NEW HAVEN, CONNECTICUT 06511
                                 (203) 498-4210
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                 PAUL JACOBS, ESQ.                               MICHAEL HIRSCHBERG, ESQ.
             LAWRENCE A. SPECTOR, ESQ.                            PIPER & MARBURY L.L.P.
            FULBRIGHT & JAWORSKI L.L.P.                         1251 AVENUE OF THE AMERICAS
                 666 FIFTH AVENUE                                NEW YORK, NEW YORK 10020
             NEW YORK, NEW YORK 10103                                 (212) 835-6000
                  (212) 318-3000                                   (212) 835-6001 (FAX)
               (212) 752-5958 (FAX)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the Company's estimates (other than the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq SmallCap Market additional shares listing fee) of the expenses to be incurred in connection with the issuance and distribution of the shares of Common Stock being registered, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee......  $  6,186.19
NASD filing fee..........................................  $  2,726.00
Nasdaq SmallCap Market additional shares listing fee.....  $ 17,500.00*
Printing and engraving expenses..........................  $150,000.00*
Legal fees and expenses..................................  $150,000.00*
Blue Sky fees............................................  $ 25,000.00*
Accounting fees and expenses.............................  $ 40,000.00*
Transfer agent and registrar fees........................  $  3,500.00*
Miscellaneous expenses...................................  $ 30,087.81*
     Total...............................................  $425,000.00

------------

*  estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under the General Corporation Law of the State of Delaware ('DGCL'), a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The registrant's Restated Certificate of Incorporation, as amended, eliminates the personal liability of directors to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director with certain limited exceptions set forth in the DGCL.

     Section 145 of the DGCL grants to corporations the power to indemnify each officer and director against liabilities and expenses incurred by reason of the fact that he or she is or was an officer or director of the corporation if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant's Restated Certificate of Incorporation, as amended, and Bylaws provide for indemnification of each officer and director of the registrant to the fullest extent permitted by the DGCL. Section 145 of the DGCL also empowers corporations to purchase and maintain insurance on behalf of any person who is or was an officer or director of the corporation against liability asserted against or incurred by him in any such capacity, whether or not the corporation would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The registrant has purchased and maintains a directors' and officers' liability policy for such purposes.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Private Placement of Class A Convertible Preferred Stock.

     On May 22, 1996, the Company completed a private placement of 1,250,000 shares of Class A Convertible Preferred Stock, at $10.00 per share, resulting in net proceeds to the Company of $11,531,052. Each share of Class A Preferred Stock is immediately convertible into 2.777777 shares of the Company's common stock and is entitled to vote on all matters on an 'as if converted' basis. In connection with the foregoing transaction, the Company also issued warrants to the placement agent, exercisable over a five year period, to purchase an aggregate of 546,875 shares of the Company's common stock at prices ranging from $3.96 to $12.00. The shares of Class A Preferred Stock pay semi-annual dividends of 5% per annum, payable in additional shares of Class A Preferred Stock, which are immediately convertible into common stock of the Company. In the event that the closing bid price of the Company's common stock exceeds $10.3125 for 20 trading days in any 30 trading day period, the Company can redeem the Class A Preferred Stock at the issue price plus all declared and unpaid dividends thereon. If all of the 493,902 outstanding shares their redemption value would be $4,939,020. The issuance of antidilution adjustment provisions of the Company's outstanding warrants, resulting in the issuance of additional warrants. the consent of a majority of holders of the Class A Preferred Stock.

Private Placement of Class B Convertible Preferred Stock:

     On August 20, 1997, the Company completed a private placement of 4,850 shares of non-voting Class B Convertible Preferred Stock at $1,000 per share, resulting in net proceeds to the Company of $4,481,450. Shares of Class B Preferred Stock were convertible into shares of common stock including an accretion of 8% per annum. For the three-month period ended March 31, 1998 the Class B accretion totaled $121,164. Shares of the Class B Preferred Stock were also eligible, under certain circumstances, to receive dividends paid in Class C Preferred Stock.

Private Placement of 5% Redeemable Convertible Preferred Stock Series 1998

     On June 30, 1998, the Company completed a private placement of 5,000 shares of non-voting 5% Redeemable Convertible Preferred Stock Series 1998 ('Series 1998 Preferred Stock'). The Series 1998 Preferred Stock was issued at $1,000 per share, resulting in net proceeds to the Company of $4,703,386. The shares of Series 1998 Preferred Stock accrue dividends of 5% per annum. Each share of Series 1998 Preferred Stock is convertible into Common Stock based on the formula of issued price plus accrued dividends divided by $3.60.

Private Placement of Common Stock in 1999

     In April 1999, the Company consummated a private placement of the Company's Common Stock. Pursuant to the private placement, the Company issued 893,915 shares of Common Stock at a price of approximately $4.47 per share, for aggregate proceeds of $4,000,000.

     No underwriters were engaged in connection with the foregoing sales of securities. Such sales of common stock and preferred stock were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated thereunder for transactions not involving a public offering, and all purchasers were accredited investors as such term is defined Rule 501(a) of Regulation D.

ITEM 16. EXHIBITS



EXHIBIT
NUMBER                 DESCRIPTION
-------                -----------
 1.1   -- Revised form of Underwriting Agreement
 2.1   -- Agreement and Plan of Merger among MelaRx
          Pharmaceuticals, Inc., OncoRx Research Corp. and OncoRx,
          Inc. dated as of April 19, 1995(1)
 2.2   -- Certificate of Merger, dated April 20, 1995(1)
 3.1   -- Restated Certificate of Incorporation, as amended(2)
 3.2   -- By-laws(1)
 4.1   -- Form of Underwriter's Unit Purchase Option(1)
 4.2   -- Form of Warrant Agreement for Class A and Class B
          Warrants(1)
 4.3   -- Rights Agreement dated as of October 26, 1998 between
          Vion Pharmaceuticals, Inc. and American Stock Transfer &
          Trust Company (includes form of Right Certificate attached as Exhibit A and a Summary of Rights to Purchase Common
          Shares attached as Exhibit B thereto)(3)
 4.4   -- Revised form of Warrant Agreement by and between Vion
          Pharmaceuticals, Inc. and Brean Murray & Co., Inc.
 4.5   -- Form of Underwriter's Warrant (included as Exhibit A to
          Exhibit 4.4 above)
 5.1   -- Opinion of Fulbright & Jaworski L.L.P.*
10.1   -- License Agreement between Yale University and OncoRx,
          Inc. dated as of August 31, 1994(1)
10.2   -- Letter Agreement between Yale University and OncoRx, Inc.
          dated August 19, 1994(1)
10.3   -- Extension Agreement between Yale University and MelaRx
          Pharmaceuticals, Inc., dated as of July 1, 1992(1)
10.4   -- Form of License Agreement between Yale University and
          MelaRx Pharmaceuticals, Inc. (1)
10.5   -- Letter Agreement between Yale University and MelaRx
          Pharmaceuticals, Inc., dated as of February 2, 1995(1)
10.6   -- Employment Agreement between the Registrant and John A.
          Spears, dated as of January 16, 1995(1)
10.7   -- Stock Option Agreement between OncoRx, Inc. and John A.
          Spears, dated February 2, 1995(1)
10.8   -- Employment Letter from MelaRx Pharmaceuticals, Inc. to
          Thomas Mizelle, dated as of July 29, 1994(1)
10.9   -- Marketing Services Agreement between MelaRx
          Pharmaceuticals, Inc. and Creative Polymers, Inc. dated as of March 21, 1994(1)
10.10  -- Amended and Restated 1993 Stock Option Plan of the
          Registrant(4)
10.11  -- Lease Agreement between Science Park Development
          Corporation and Vion Pharmaceuticals, Inc., dated as of
          February 1, 1996(5)
10.12  -- Option Agreement between the Registrant and PMP, Inc., dated April 27, 1995(1)
10.13  -- Agreement between MelaRx Pharmaceuticals, Inc. and certain shareholders, dated February 17, 1995(1)
10.14  -- Consulting and Finder's Agreement between MelaRx
          Pharmaceuticals, Inc. and Jacob A. Melnick, dated June 4,
          1992, as amended by Agreement dated February 17, 1995(1)
10.15  -- Form of Indemnification Agreement(1)
10.16  -- Letter Agreement between Yale University and OncoRx, Inc.
          (formerly MelaRx Pharmaceuticals, Inc.), dated July 5,
          1995(1)
10.17  -- Lease between Science Park Development Corporation and
          OncoRx, Inc. dated August 10, 1995(6)
10.18  -- Master Lease Agreement between Citicorp Leasing, Inc. and
          OncoRx, Inc. dated September 27, 1995(6)
10.19  -- Sale and Leaseback Agreement and Master Equipment Lease
          Agreement between FINOVA Technology Finance, Inc. and Vion
          Pharmaceuticals, Inc. dated as of October 17, 1996(7)
10.20  -- Clinical Development Agreement between Vion
          Pharmaceuticals, Inc., Covance Clinical Research Unit Ltd.
          and Covance Inc. (Confidential treatment has been granted
          with regard to certain provisions of this exhibit)(8)
10.21  -- Amendment No. 1 to License Agreement between Yale
          University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx,
          Inc.) dated as of June 12, 1997(8)

EXHIBIT
NUMBER                          DESCRIPTION
------                          -----------
10.22   -- Amendment No. 2 to License Agreement between Yale
           University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx,
           Inc.) dated as of June 12, 1997(8)
10.23   -- Collaborative Development and Distribution Agreement
           between Boehringer Ingelheim International GmbH and Vion
           Pharmaceuticals, Inc. dated November 24, 1997
           (Confidential treatment has been requested with regard to
           certain provisions of this exhibit)(5)
10.24   -- Sale and Leaseback Agreement between FINOVA Technology
           Finance, Inc. and Vion Pharmaceuticals, Inc. dated as of
           December 10, 1997(5)
10.25   -- Employment Agreement dated January 16, 1998 between Vion
           Pharmaceuticals, Inc. and John A. Spears(2)
10.26   -- License Agreement dated February 9, 1998 between Vion
           Pharmaceuticals, Inc. and San Mar Laboratories Inc.(9)
10.27   -- Amendment No. 3 to a License Agreement between Yale
           University and Vion Pharmaceuticals, Inc. (f/k/a OncoRx,
           Inc.) dated as of September 25, 1998.(9)
10.28   -- Form of Severance Agreement between the Company and
           Terrence W. Doyle, Thomas E. Klein and Thomas Mizelle.(10)
10.29   -- Form of Employment Agreement between the Company and Alan
           Kessman.*
10.30   -- Senior Executive Stock Option Plan.(10)
10.31   -- Separation and Release Agreement between the Company and
           John Spears, dated April 7, 1999.*
21.1    -- Subsidiaries of the Registrant(9)
23.1    -- Consent of Ernst & Young L.L.P.*
23.2    -- Consent of Fulbright & Jaworksi L.L.P (contained in the opinion filed as Exhibit 5.1)*
24.1    -- Power of Attorney*


------------

 *   Previously filed.

 (1) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-93468), effective August 14, 1995.

 (2) Incorporated by reference to the Company's Quarterly Report on form 10-QSB for the quarterly period ended June 30, 1998.

 (3) Incorporated by reference to the Company's Current Report on Form 8-K filed on October 26, 1998.

 (4) Incorporated by reference to the Company's Registration Statement on Form S-8 (File No. 333-39407), effective November 4, 1997.

 (5) Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

 (6) Incorporated by reference to the Quarterly Report on form 10-QSB for the quarter ended September 30, 1995.

 (7) Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996.

 (8) Incorporated by reference to the Quarterly Report on Form 10-QSB for the quarter ended June 30, 1997.

 (9) Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

(10) Incorporated by reference to the Quarterly Report on form 10-QSB for the quarter ended March 31, 1999.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the 'Act') may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Haven, State of Connecticut, on October 20, 1999.

                                          VION PHARMACEUTICALS, INC.

                                          By:          /s/ ALAN KESSMAN
                                               .................................
                                                       ALAN KESSMAN,
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


SIGNATURE                                    TITLE                                  DATE
---------                                    -----                                  ----


                    *
 ..........................................   Chairman of the Board                  October 20, 1999
            WILLIAM R. MILLER

            /s/ ALAN KESSMAN
 .........................................   President, Chief Executive Officer     October 20, 1999
               ALAN KESSMAN                   and Director (Principal Executive
                                              Officer)

           /s/ THOMAS E. KLEIN
 .........................................   Vice President -- Finance and Chief    October 20, 1999
             THOMAS E. KLEIN                   Financial Officer (Principal
                                               Financial and Accounting Officer)

                    *
 .........................................   Director                               October 20, 1999
            MICHEL C. BERGERAC

                    *
 .........................................   Director                               October 20, 1999
              FRANK T. CARY

                    *
 .........................................   Director                               October 20, 1999
              JAMES FERGUSON

                    *
 .........................................   Director                               October 20, 1999
            ALAN C. SARTORELLI

                    *
 .........................................   Director                               October 20, 1999
            WALTER B. WRISTON

      *By:      /s/ THOMAS E. KLEIN
 .........................................
             THOMAS E. KLEIN,
           AS ATTORNEY-IN-FACT

                             STATEMENT OF DIFFERENCES


The section symbol shall be expressed as....................................'SS'